Exhibit 21.1

Waters Corporation and Subsidiaries

12/31/2012

Waters Corporation (Delaware)

Waters Technologies Corporation (Delaware)

Waters Australia PTY LTD. (Australia)

Waters A/S (Denmark)

Waters AG (Switzerland)

Waters NV (Belgium)

Waters Cromatografia SA (Spain)

Waters SA de CV (Mexico)

Waters Technologies do Brasil Ltda (Brazil)

Waters Ges.MBH (Austria)

Waters Kft (Hungary)

Waters Sp.Zo.o (Poland)

Waters OOO (Russia)

Waters SAS (France)

Waters SpA (Italy)

Waters Sverige AB (Sweden)

Waters Limited (Canada)

TA Instruments-Waters LLC (Delaware)

Environmental Resource Assoc., Inc. (Colorado)

Waters India Pvt. Ltd. (India)

Esbee Wire Pvt. Ltd. (India)

Waters Asia Limited (Delaware)

Waters Korea Limited (Korea)

Waters China Ltd. (Hong Kong)

Waters Technologies (Shanghai) Ltd

Waters Pacific Pte Ltd

Nihon Waters Limited (Delaware)

Nihon Waters K.K. (Japan)

TA Instruments Japan, Inc. (Japan)

Waters Finance V LLC

Microsep Proprietary Ltd (So. Africa) (24.5%)

MM European Holdings LLP

Milford International Limited

Manchester International Limited

Waters Realty Holdings Limited

Melbourne International Limited

Waters Finance III LLC

Waters Tech. Holdings Ltd (Ireland)

Waters Celtic Holdings Ltd (Ireland)

Waters Technologies Ireland Ltd

Waters Chromatography Ireland Ltd

Waters GmbH (Germany)

Waters Srl (Romania)

Waters (TC) Israel Limited

Waters Luxembourg SARL

Subsidiaries of Waters Luxembourg SARL

Micromass Holdings Ltd.

Waters Chromatography BV (Netherlands)

Waters Chromatography Europe BV (Netherlands)

Codigindice- Unapessol Lda (Portugal)

Micromass Ltd. (UK)

Waters Ltd. (UK)

Phase Sep Limited (UK)

Phase Sep Eurl (France)

Thar Instruments Limited

Micromass UK Ltd. (UK)

TA Instruments Ltd. (UK)

PRA Europe Limited (UK)

*	All subsidiaries are 100% owned unless otherwise indicated.